NEWS RELEASE
                      FOR MORE INFORMATION CONTACT
                      Michele J. Scott, Assistant Vice President
                      ------------------------------------------

                      FOR IMMEDIATE RELEASE
                      (410) 256-5000



            BCSB BANKCORP, INC.  ANNOUNCES
     APPOINTMENT OF GARY C. LORADITCH AS PRESIDENT


     Baltimore, Maryland - November 25, 1998. BCSB Bankcorp, Inc. (Nasdaq.nms: BCSB), the holding company for Baltimore County Savings Bank, F.S.B. and a majority-owned subsidiary of Baltimore County Savings Bank, M.H.C., announced today that Gary
C. Loraditch will be the next President of BCSB Bankcorp, Inc. and its operating subsidiary, Baltimore County Savings Bank, F.S.B. effective January 1, 1999. He will succeed Michael J. Dietz, who has previously announced that his retirement would be effective at that time.

     Gary C. Loraditch has been with the Bank for 24 years serving in various capacities. Currently, he is a Vice President, Chief Financial Officer and a member of the Board of Directors of the Bankcorp and its subsidiary Bank. Mr. Loraditch received his secondary education at the John Carroll School in Bel Air. He received his BS degree in Accounting from the University of Baltimore and later graduated from their School of Law. Mr. Loraditch is a Certified Public Accountant and an Attorney at Law.

     Mr. Loraditch was born and raised in the Perry Hall area of Baltimore County and currently resides with his wife and four children in Harford County.

     Upon his selection, Mr. Loraditch stated, "I am looking forward to the challenge of being CEO for the Bank and appreciate the confidence and trust placed in me by the Board of Directors. I hope to maintain the Bank's steady growth and look forward to continuing the modernization of the Bank's branch network in our market area".

     Baltimore County Savings Bank is a $270 million financial institution with five offices located in Baltimore and Harford Counties. It completed a successful conversion to the mutual holding company form of organization which raised approximately $22 million in capital in July 1998. Also, the Bank recently announced that it will be expanding its Harford County presence with the addition of three offices to be located in Abingdon, Forest Hill and Hickory.